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                                  EXHIBIT 8.1

               TAX OPINION OF BLANK ROME COMISKY & MCCAULEY LLP

               (ON BLANK ROME COMISKY & MCCAULEY LLP LETTERHEAD)

                               February 4, 1998

The Directors of SunGard Data Systems Inc.
1285 Drummers Lane, Suite 300
Wayne, PA 19087

 Re:

Gentlemen:

  You have requested our opinion with respect to certain United States federal income tax aspects to the shareholders of Rolfe & Nolan Plc in connection with a share for share exchange described in the Registration Statement on Form S-4 (the "Registration Statement"), to be filed with the United States Securities and Exchange Commission, and as further described in the press announcement sent this date to the shareholders of Rolfe & Nolan Plc setting out the terms of the share for share offer.

  Our opinion is based upon the facts described in the Registration Statement upon facts represented to us or determined by us as of this date. Our opinion is also based upon existing United States income tax laws and currently applicable Treasury Department Regulations promulgated under the Internal Revenue Code, published administrative positions of the Internal Revenue Service, and judicial decisions, all of which are subject to change, either prospectively or retroactively.

  Based upon the foregoing, it is our opinion that paragraph 12 of the Letter from BVA Associates Limited included in the Registration Statement is an accurate summary of the current United States Federal income tax consequences to the shareholders of Rolfe & Nolan Plc who accept the offer.

  We hereby consent to the use of this Opinion as an exhibit to the Registration Statement to be filed by SunGard Data Systems Inc. with the Securities and Exchange Commission and to the use of our name in the Registration Statement.

Very truly yours,

/s/ Blank Rome Comisky & McCauley LLP
Blank Rome Comisky & McCauley LLP